Sub-Item 77Q1(b): Copies of Text of Any Proposal Described in Answer to Sub-Item 77D Above

The Supplement dated September 13, 2010 to the Prospectus dated April 30, 2010 for the Goldman Sachs Commodity Strategy Fund, which describes the changes to the Funds principal investment strategies, is incorporated herein by reference to the filing made pursuant to Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on September 13, 2010 (Accession No. 0000950123-10-085542).